Exhibit 99.1

For additional information, contact: E.L. Spencer, Jr. President, CEO and Chairman of the Board (334) 821-9200

Press Release – May 15, 2009

Auburn National Bancorporation, Inc. Updates First Quarter 2009 Earnings Press Release

AUBURN, Alabama – Auburn National Bancorporation, Inc. announced today that, as a result of the failure of Silverton Financial Services, Inc.’s bank subsidiary, Silverton Bank, N.A., occurring after its April 30, 2009 press release announcing first quarter 2009 results and before the filing of its 2009 first quarter report on Form 10-Q, the Company will recognize a valuation allowance in order to reduce the deferred tax asset created by the first quarter 2009 other-than-temporary impairment charge related to its investment in the common stock of Silverton Financial Services, Inc. to an amount that management believes will more likely than not be realized. The Company expects the recognition of the valuation allowance to decrease its previously reported net earnings to $246 thousand or $0.07 per share, a decrease of $272 thousand or $0.07 per share from $518 thousand, or $0.14 per share. The foregoing information is considered to be furnished and not filed under the Securities Exchange Act of 1934. The Company’s quarterly report is being filed on Form 10-Q today, May 15, 2009, and reflects these changes and any related effects on the Company’s financial statements and other financial data, and updates and supersedes in its entirety the Company’s 2009 first quarter earnings press release dated April 30, 2009 included in a Current Report on Form 8-K dated April 30, 2009.